EXHIBIT (M)


                        PLAN OF DISTRIBUTION AND SERVICE
                             PURSUANT TO RULE 12B-1

     WHEREAS, Eagle Funds, a Massachusetts business trust (the "Fund"), engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Fund issues shares in a series (The Nasdaq 100 Index Fund, herein referred to as the "Series");

     WHEREAS, the Fund employs Ranson & Associates (the "Distributor") as distributor of the shares of the Series (the "Shares") pursuant to a Distribution Agreement dated as of December 3, 1999 (the "Distribution Agreement");

     WHEREAS, the Series is authorized to issue Shares in three different classes: Class A, Class C and Class Y (each a "Class" and collectively the "Classes");

     WHEREAS, the Fund desires to adopt a Plan of Distribution and Service pursuant to Rule 12b-1 under the Act ("Rule 12b-1"), and the Board of Trustees of the Fund has determined that there is a reasonable likelihood that adoption of this Plan of Distribution and Service will benefit the Series and its shareholders;

     WHEREAS, the Fund has adopted a Multiple Class Plan Pursuant to Rule 18f-3 (the "Rule 18f-3 Plan") to enable the various Classes of Shares to be granted different rights and privileges and to bear different expenses;

     WHEREAS, as described in the Rule 18f-3 Plan and the Series' prospectus, the purchase of Class A Shares is generally subject to a front-end sales load and under certain circumstances a contingent deferred sales load; the purchase of Class C Shares will not be subject to a front-end sales load, but generally subject to a contingent deferred sales load; and Class Y Shares will not be subject to a front-end sales load or a contingent deferred sales load. Class A Shares, Class C Shares and Class Y Shares shall also be subject to the distribution and/or services fees adopted hereunder for the respective class.

     NOW, THEREFORE, the Series hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution and Service (the "Plan") in accordance with Rule 12b-1, on the following terms and conditions:

    1. (a) The Series is authorized to compensate the Distributor for services performed and expenses incurred by the Distributor in connection with the distribution of Shares of Class A, Class C and Class Y of the Series and the servicing of accounts holding such Shares.

   (b)  The amount of such compensation paid during any one year shall consist

              (i) with respect to Class A Shares of a Service Fee not to exceed 0.25% of average daily net assets of the Class A Shares of the Series;

             (ii) with respect to Class C Shares of a Service Fee not to exceed 0.25% of average daily net assets of the Class C Shares of the Series, plus a Distribution Fee not to exceed .75% of average daily net assets of the Class C Shares of the Series; and

            (iii) with respect to Class Y Shares of a Service Fee not to exceed 0.25% of average daily net assets of the Class Y Shares of the Series.

Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

   (c) The Distribution Fee applicable to Class C Shares under Section 1(b) of the Plan may be used to compensate the Distributor for services performed and expenses incurred in connection with the distribution of Class C shares. These expenses include, but are not limited to: (a) sales commissions and other fees paid, together with related financing costs, to brokers, dealers or other selling entities having a dealer agreement in effect ("Authorized Dealers" which may include the Distributor) and who were dealer of record for the sale of such Class C Shares; (b) costs relating to the formulation and implementation of marketing and promotional activities including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (c) costs of printing and distributing prospectuses, statements of additional information and reports of the Series to other than existing shareholders; (d) costs involved in preparing, printing and distributing advertising, sales literature and other selling aids; (e) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Series may, from time to time, deem advisable; and (f) reasonable compensation for the Distributor's services and other expenses, including allocable overhead expenses, such as salaries, rent, printing and communications.

     Service fees applicable to Class A Shares, Class C Shares and Class Y Shares under Section 1(b) of the Plan may be spent by the Distributor for personal services rendered to the Class A, Class C and Class Y shareholders, respectively, and/or the maintenance of shareholder accounts of the respective Class by Authorized Dealers (which may include the Distributor) who are the dealer of record. Services for which such Authorized Dealers may receive Service Fee payments include any or all of the following: maintaining account records for shareholders who beneficially own Shares; answering inquiries relating to the Series, shareholders' accounts, the policies of the Series and the performance of their investment; providing assistance and handling transmission of funds in connection with purchase, redemption and exchange orders for Shares; providing assistance in connection with changing account setups and enrolling in various optional fund services; producing and disseminating shareholder communications or servicing materials; providing reports and other information to shareholders; the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses, relating to any activity for which payment is authorized by the Board; and the financing of any other activity for which payment is authorized by the Board.

     The Distributor may retain any Distribution Fee or Services Fee not paid to Authorized Dealers or used to pay for expenses incurred with the distribution of Shares or providing shareholder services.

    2. This Plan shall not take effect until the Plan, together with any related agreement(s), has been approved with respect to the Series and affected Class thereof by votes of a majority of both (a) the Board of Trustees of the Fund, and (b) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or, meetings) called for the purpose of voting on the Plan or such related Agreement(s).

    3. This Plan shall remain in effect until December 3, 2000, and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

    4. During the existence of this Plan, the Distributor shall provide to the Board of Trustees of the Fund and the Board shall review, at least quarterly, a written report of distribution- and service-related activities, Distribution Fees, Service Fees, and the purposes for which such activities were performed and expenses incurred.

    5. This Plan may be terminated as to the Series or as to a given Class of the Series at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of the Series or applicable Class.

    6. Any agreement related to the Plan may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Series or applicable Class on not more than sixty days' written notice to any other party to the agreement and will automatically terminate in the event of its assignment.

    7. This Plan may not be amended to increase materially the amount of compensation payable by the Series with respect to Class A, Class C or Class Y Shares under paragraph 1 hereof unless such amendment is approved by a vote of at least a majority of the outstanding voting Securities of that Class of Shares of the Series. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 2 hereof.

    8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not such interested persons.

    9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

   10. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

                11. All parties are expressly put on notice of the Fund's Agreement and Declaration of Trust dated August 10, 1999, and all amendments thereto, all of which are on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained
therein.   Consistent with such limitation of liability, any obligations assumed by the Fund, Series or Class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Series and its assets, or relevant Class and its assets, as the case may be, and shall not constitute obligations of any other Series or Class of Shares. All persons having any claim against the Fund, Series, or any Class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Series and its assets, or relevant Class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, Series or Class; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Fund.



Effective Date: December 3, 1999